Exhibit 99.1

NOTICE OF FULL REDEMPTION

TRANSOCEAN INC.

9.00% Senior Notes due 2023

CUSIP NOS. 893830BE8 /  G90073AA8

NOTICE IS HEREBY GIVEN TO THE
HOLDERS of the above-referenced Notes

Pursuant to Section 3.03 of that certain indenture, dated as of July 21, 2016 (as amended or supplemented from time to time, the “Indenture”), among Transocean Inc. (the “Company”), the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), relating to the above referenced 9.00% Senior Notes due 2023 (the “Notes”) issued thereunder, and the Optional Redemption section of the Notes, the Company has elected to redeem and will redeem on February 16, 2020 (the “Redemption Date”) all of the outstanding Notes at a redemption price equal to 100.000% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest up to but not including the Redemption Date plus the Applicable Premium (as defined in the Indenture) (the “Redemption Price”).

Holders of any Notes in certificated form will be paid the Redemption Price upon presentation and surrender of their Notes for redemption to the paying agent at the address indicated below, and Notes in book-entry form must be surrendered through the facilities of The Depository Trust Company in the usual manner. For all Notes held in book-entry form, payment of the Redemption Price will be made through the facilities of The Depository Trust Company in the usual manner. Notes called for redemption must be so surrendered in order to collect the Redemption Price. The address for delivery of any Notes in certificated form is as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9300-070	MAC N9300-070	MAC N9300-070
600 South Fourth Street	600 South Fourth Street	600 South Fourth Street
Minneapolis, MN 55402	Minneapolis, MN 55402	Minneapolis, MN 55402

On the Redemption Date, the Redemption Price will become due and payable on the Notes and, unless the Company defaults in making the payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the Holders of the Notes will be to receive payment of the Redemption Price;  provided that, in accordance with Section 13.05 of the Indenture, if the Redemption Date is on a Legal Holiday (as defined in the Indenture), payment will be made on the immediately succeeding Business Day (as defined in the Indenture). No representation is made as to the correctness or accuracy of the CUSIP numbers either as printed on the Notes or as contained in this Notice of Full Redemption.

IMPORTANT TAX INFORMATION

Pursuant to U.S. federal tax laws, you have a duty to provide the applicable type of tax certification form issued by the U.S. Internal Revenue Service (“IRS”) to Wells Fargo Bank, N.A. Corporate Trust Services to ensure payments are reported accurately to you and to the IRS.  In order to permit accurate withholding (or to prevent withholding), a complete and valid tax certification form must be received by Wells Fargo Bank, N.A. Corporate Trust Services before payment of the redemption proceeds is made to you. Failure to timely provide a valid tax certification form as required will result in the maximum amount of U.S. withholding tax being deducted from any redemption payment that is made to you.

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Direct inquiries to the Trustee by telephone to (800) 344-5128 or by Fax to (877) 407-4679.

TRANSOCEAN INC.

By: Wells Fargo Bank, National Association, as Trustee

Dated: January 17, 2020